Sullivan & Worcester LLP
1666 K Street, NW
Washington, DC 20006
www.sandw.com

 January 2, 2013

MEMBERS Mutual Funds
550 Science Drive
Madison, Wisconsin 53711

Ladies and Gentlemen:

We have been requested by MEMBERS Mutual Funds (to be renamed Madison Funds), a Delaware statutory trust with transferable shares (the “Trust”) established under a Declaration of Trust dated May 16, 1997, as amended by an Amended and Restated Declaration of Trust dated May 29, 2008, and as further amended and restated by an Amended and Restated Declaration of Trust dated March 1, 2010, as amended (collectively, the “Declaration”), for our opinion with respect to certain matters relating to the Madison Government Bond Fund, Madison Core Bond Fund, Madison High Quality Bond Fund, Madison Corporate Bond Fund, Madison Investors Fund, Madison Mid Cap Fund, Madison NorthRoad International Fund, Madison Dividend Income Fund, Madison Disciplined Equity Fund, Madison Cash Reserves Fund, Madison Tax-Free Virginia Fund and Madison Tax-Free National Fund (collectively, the “Acquiring Funds”), each a series of the Trust.  We understand that the Trust is about to file a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Acquiring Funds of all of the assets of Government Fund, Core Bond Fund, Institutional Bond Fund, Investment Grade Corporate Bond Fund, each a series of Madison Mosaic Income Trust, Investors Fund, Mid-Cap Fund, NorthRoad International Fund, Dividend Income Fund, Disciplined Equity Fund, each a series of Madison Mosaic Equity Trust, Madison Mosaic Government Money Market Trust, and Virginia Tax-Free Fund and Tax-Free National Fund, each a series of Madison Mosaic Tax-Free Trust (collectively, the “Acquired Funds”), in exchange solely for shares of the Acquiring Funds and the assumption by the Acquiring Funds of all of the liabilities of the Acquired Funds pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Form N-14 Registration Statement (the "Plan").

We have, as special counsel, participated in various business and other proceedings relating to the Trust.  We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust’s Declaration, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and certificates or comparable documents of public officials and of officers and representatives of the Trust, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

We are admitted to the Bar of The Commonwealth of Massachusetts and generally do not purport to be familiar with the laws of the State of Delaware.  To the extent that the conclusions based on the laws of the State of Delaware are involved in the opinion set forth herein below, we have relied, in rendering such opinions, upon our examination of Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled “Treatment of Delaware Statutory Trusts” and on our knowledge of interpretation of analogous common law of The Commonwealth of Massachusetts.

{W0248404; 2}

MEMBERS Mutual Funds
January 2, 2013

Based upon the foregoing, and assuming the approval by shareholders of the Acquired Funds of certain matters scheduled for their consideration at a meeting presently anticipated to be held on

March 27, 2013, it is our opinion that the shares of the Acquiring Funds currently being registered, when issued in accordance with the Plan and the Trust’s Declaration, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP